UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 27, 2009 (February 23, 2009)

MOHEGAN TRIBAL GAMING AUTHORITY

(Exact name of registrant as specified in its charter)

Connecticut	033-80655	06-1436334
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Mohegan Sun Boulevard, Uncasville, CT	06382
(Address of principal executive offices)	(Zip code)

(860) 862-8000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

On February 23, 2009, the Mohegan Tribal Gaming Authority (the “Authority”) executed employment agreements with each of Mitchell Grossinger Etess, Chief Executive Officer of the Authority, Jeffrey E. Hartmann, Chief Operating Officer of the Authority, and Leo M. Chupaska, Chief Financial Officer of the Authority. These agreements amend and restate the previous employment agreements with each executive. The terms of the agreements for Messrs. Etess and Hartmann commenced as of January 1, 2009 and expire on June 30, 2012, with annual base salaries of $1,358,291 and $1,285,565, respectively. The term of Mr. Chupaska’s agreement commenced as of January 1, 2009 and expires on June 30, 2011, with an annual base salary of $721,856. The agreements also reflect, among other things, the agreement by each executive to forgo their 2009 annual 5% salary increase and includes a 10% reduction in each executive’s salary. The agreements for Messrs. Etess and Hartmann contain automatic renewals for an additional five year term unless either party provides notice to the other on or before the 120th day prior to the end of their agreement’s stated term of an intention to terminate at the stated termination date.

Each employment agreement provides that if the employee is terminated for cause (as defined in each agreement) or if the employee voluntarily terminates his employment, then the employee will not be entitled to any further compensation. If the employee is terminated other than for cause, then the employee will be entitled to receive his annual salary from the termination date to the expiration date of the agreement. In addition, if either Mr. Etess or Mr. Hartmann were terminated other than for cause, the Authority would pay the penalty incurred by the executive for early withdrawal of his deferred compensation as follows: (a) for a withdrawal occurring on or before December 31, 2009, an amount not to exceed $250,000, and (b) for a withdrawal occurring after December 31, 2009 but before December 31, 2010, an amount not to exceed $166,650. Under the agreements, the Authority would not be required to pay any portion of any penalty incurred for early withdrawal occurring after December 31, 2010. Such penalties would be paid by the Authority together with amounts, if any, equal to the amount of income taxes payable by the executive in connection with receipt of such payments from the Authority.

The employment agreements further provide that the applicable employee may not, without prior written consent, compete with the Authority in specified states in the northeastern United States during the term of his employment and: (a) for Messrs. Etess and Hartmann, for a one-year period following termination or expiration of employment if the termination or expiration occurs before December 31, 2011, and until December 31, 2012 if the expiration or termination occurs from January 1, 2012 to the expiration of the agreement, and (b) for Mr. Chupaska, for a one-year period following termination or expiration of employment if the termination or expiration occurs before December 31, 2011, and until December 31, 2012 if the expiration or termination occurs from January 1, 2011 to the expiration of the agreement. In addition, during these periods, the applicable employee may not hire or solicit other employees of the Authority or encourage any such employees to leave employment with the Authority.

The foregoing description of the amended employment agreements does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the amended employment agreements, copies of which are attached hereto as Exhibits 10.1, 10.2 and 10.3 and incorporated by reference herein.

Section 9 - Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are furnished as part of this report:

10.1	Employment Agreement, executed February 23, 2009, by and between the Mohegan Tribal Gaming Authority and Mitchell Grossinger Etess.

10.2	Employment Agreement, executed February 23, 2009, by and between the Mohegan Tribal Gaming Authority and Jeffrey E. Hartmann.

10.3	Employment Agreement, executed February 23, 2009, by and between the Mohegan Tribal Gaming Authority and Leo M. Chupaska.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOHEGAN TRIBAL GAMING AUTHORITY

Date: February 27, 2009	By:	/s/ Bruce S. Bozsum
Bruce S. Bozsum
Chairman, Management Board